As filed with the Securities and Exchange Commission on October 23, 2006

Registration No. 333- _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE KROGER CO.
(Exact name of registrant as specified in its charter)

Ohio	31-0345740
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1014 Vine Street, Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

The Kroger Co. 401(k) Retirement Savings Account Plan
(Full title of Plan)

Paul W. Heldman
Executive Vice President, Secretary and General Counsel
The Kroger Co.
1014 Vine Street
Cincinnati, Ohio 45202
(Name and address of agent for service)

(513) 762-4000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title Of Securities To Be Registered	Amount To Be Registered	Offering Price Per Share(1)	Aggregate Offering Price(1)	Registration Fee
Common Stock $ 1 Par Value	15,000,000 shares(2)	$ 21.97	$ 329,550,000	$35,262

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act of 1933 Rule 457(c), on the basis of the average of the high and low sale prices of the Registrant’s Common Stock on the New York Stock Exchange on October 17, 2006, which date is within 5 business days prior to the date of the filing of this Registration Statement, as reported by The Wall Street Journal.

(2)

Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the employee benefit plan described herein.

PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by The Kroger Co. ("Kroger" or "Registrant") with the Securities and Exchange Commission ("Commission") are incorporated herein by reference:

     (a) Annual Report on Form 10-K for the fiscal year ended January 28, 2006, as amended;

     (b) All other reports filed pursuant to Section 13(a) or 5(d) of the Securities Exchange Act of 1934 (“Exchange Act”) since the end of the fiscal year covered by the Form 10-K referred to above; and

     (c) The description of Kroger Common Stock contained in Kroger's registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by Kroger pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement (other than Current Reports on Form 8-K furnishing information pursuant to Items 2.02 and 7.01, including any exhibits included with such information) and prior to the filing of a post-effective amendment which indicates that all shares of Kroger Common Stock offered hereby have been sold or which withdraws from registration such shares of Kroger Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     A legal opinion to the effect that the shares of Kroger Common Stock offered hereby have been duly authorized and that, when they are issued in accordance with the terms of the The Kroger Co. 401(k) Retirement Savings Account Plan, they will be validly issued and outstanding, fully paid and nonassessable, has been rendered by Paul W. Heldman, Esquire, Executive Vice President, Secretary and General Counsel of Kroger. As of September 30, 2006, Mr. Heldman owned approximately 222,474 shares of Kroger Common Stock and held options to acquire 643,300 shares of Kroger Common Stock.

Item 6. Indemnification of Directors and Officers.

     Under Kroger's Regulations (by-laws), each present or former director, officer or employee of Kroger and each person who is serving or shall have served at the request of Kroger as a director, officer or employee of another corporation (and his or her heirs, executors or administrators) shall be indemnified by Kroger against expenses actually and necessarily incurred by him or her, and also against expenses, judgments, decrees, fines, penalties, or amounts paid in settlement, in connection with the defense of any pending or threatened action, suit, or proceeding, criminal or civil, to which he or she is or may be made a party by reason of being or having been such director, officer or employee, provided (1) he or she is adjudicated or determined not to have been negligent or guilty of misconduct in the performance of his or her duty to Kroger or such other corporation, (2) he or she is determined to have acted in good faith in what he or she reasonably believed to be the best interest of Kroger or of such other corporation, and (3) in any matter the subject of a criminal action, suit, or proceeding, he or she is determined to have had no reasonable cause to believe that his or her conduct was unlawful. See also Ohio Revised Code, Section 1701.13.

     The foregoing indemnification provisions are not exclusive of any other rights to which such director, officer or employee may be entitled under Kroger's Articles of Incorporation or Regulations, any agreement, any insurance purchased by Kroger, any vote of shareholders or otherwise.

     Kroger has purchased insurance insuring officers and directors of the company against certain liabilities incurred in their capacities as such in order to insure Kroger against any payments which it is obligated to make to such persons under the foregoing indemnification provisions.

     The Agreement and Plan of Merger, dated as of October 18, 1998 (the "Merger Agreement"), among Kroger, Jobsite Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant ("Merger Sub"), and Fred Meyer, Inc. ("Fred Meyer") provides that each present and former director and officer of Fred Meyer or any of its subsidiaries after our acquisition of Fred Meyer (the "Merger") will be indemnified by Kroger against any costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for acts or omissions existing or occurring at or prior to the Merger, whether asserted or claimed prior to, at or following the Merger, to the fullest extent permitted under the Delaware General Corporation Law. Without limiting the generality of the foregoing, in the event any person entitled to indemnification under such provisions becomes involved in any claim, action, proceeding or investigation after the Merger, Kroger will periodically advance to such person his or her reasonable legal and other reasonably incurred expenses, including the cost of any investigation and preparation incurred in connection with the claim, action, preceding or investigation, subject to the person providing an undertaking to reimburse all amounts advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such person is not entitled the advancing of the expenses.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The exhibits listed in the Index of Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

     The Registrant hereby undertakes that it will submit The Kroger Co. 401(k) Retirement Savings Account Plan and any amendments thereto to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify such plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

  1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

     (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

     (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

  2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered and the Commission remains of the same opinion, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on October 23, 2006.

THE KROGER CO.

By:	(* David B. Dillon)
David B. Dillon,
Chairman of the Board of Directors
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 23, 2006.

Signature	Title

(*David B. Dillon)	Chairman of the Board of Directors and Chief Executive
Officer (principal executive officer)
David B. Dillon

(*J. Michael Schlotman)	Senior Vice President and Chief Financial Officer
(principal financial officer)
J. Michael Schlotman

(*M. Elizabeth Van Oflen)	Vice President and Corporate Controller
(principal accounting officer)
M. Elizabeth Van Oflen

(*W. Rodney McMullen)	Vice Chairman and Director

W. Rodney McMullen

(*Don W. McGeorge)	President, Chief Operating Officer and Director

Don W. McGeorge

(*Reuben V. Anderson)	Director

Reuben V. Anderson

(*Robert D. Beyer)	Director

Robert D. Beyer

(*John L. Clendenin)	Director

John L. Clendenin

(*John T. LaMacchia)	Director

John T. LaMacchia

(*David B.Lewis)	Director

David B.Lewis

(*Clyde R. Moore)	Director

Clyde R. Moore

(*Katherine D. Ortega)	Director

Katherine D. Ortega

(*Susan M. Phillips)	Director

Susan M. Phillips

(*Steven R. Rogel)	Director

Stephen R. Rogel

(*James A. Runde)	Director

James A. Runde

(*Bobby S. Shackouls)	Director

Bobby S. Shackouls

By (*Bruce M. Gack)
       Bruce M. Gack
       Attorney-in-fact

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on October 23, 2006.

The Kroger Co. 401(k) Retirement Savings Account Plan,
Administrative Committee

By:	/s/ PAUL HELDMAN
Name:	Paul Heldman
Title:	Chairman of the Administrative Committee

By:	/s/ JON C. FLORA
Name:	Jon C. Flora
Title:	Member of the Administrative Committee

By:	/s/ RICHARD A. MANKA
Name:	Richard A. Manka
Title:	Member of the Administrative Committee

By:	/s/ J. MICHAEL SCHLOTMAN
Name:	J. Michael Schlotman
Title:	Member of the Administrative Committee

By:	/s/ MIKE STOLL
Name:	Mike Stoll
Title:	Member of the Administrative Committee

INDEX OF EXHIBITS

Exhibit 5.1	Opinion of Paul W. Heldman, Esquire, including his consent. Filed herewith.
Exhibit 23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants. File herewith.
Exhibit 23.2	Consent of Paul W. Heldman, Esquire. Contained in the opinion filed as Exhibit 5.1 hereto.
Exhibit 24.1	Powers of Attorney of certain officers and directors of Kroger. Filed herewith.